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                                                                      Exhibit 23

                         CONSENT OF INDEPENDENT AUDITORS



The Board of Directors
MGI Pharma, Inc.:

We consent to incorporation by reference in the Registration Statement (Nos. 2-94654, 33-13785, 33-23098, 33-23099, 33-65026, 33-79024, 333-38453, 333-57691
and 333-36658) on Form S-8 and Registration Statements (Nos. 333-42140, 333-50542 and 333-73206) on Form S-3 of MGI PHARMA, Inc. of our reports dated February 8, 2002. Such reports relate to the financial statements and related financial statement schedule of MGI PHARMA, Inc. as of December 31, 2001 and 2000 and for each of the years in the three-year period ended December 31, 2001, and are included in the Annual Report on Form 10-K of MGI PHARMA, Inc. for the fiscal year ended December 31, 2001.


                                    /s/ KPMG LLP



Minneapolis, Minnesota
March 28, 2002